Exhibit 10.3

NARA BANCORP, INC.

2007 EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

This Stock Appreciation Rights Agreement is made and entered into by and between Nara Bancorp, Inc. (the “Company”) and «Full_Name» as of the date of acceptance, pursuant to the Nara Bancorp, Inc. 2007 Equity Incentive Plan (the “Plan”). Please see the Plan and Prospectus provided for further details. The Plan Administrator administering the Plan have selected the Participant to receive the following grant of stock appreciation rights (“SAR”). This SAR entitles the Participant to receive a payment in shares of the common stock of Nara Bancorp, Inc. (the “Common Stock”) that reflects the appreciation over the Grant Price, as specified in Section 1 hereof, for the number of shares of the Common Stock for which this SAR was granted, as specified in Section 1 hereof, (the “Grant Shares”), on the terms and conditions of the Plan and as set forth below, which Participant accepts and to which the Participant agrees:

1. SAR Granted:

Number of Shares Subject to SAR	«Number_of_Shares»
Grant Date	«Day»-«Month»-«Year»
Grant Price per Share (U.S. dollars)	$«Exercise_Price»
Expiration Date	«EDay»-«EMonth»-«EYear»
Vesting Period	«% vesting each year»

2. This SAR may be exercised in whole or in part until fully exercised, only to the extent vested. The payment due to Participant upon exercise shall be equal to a number shares of Common Stock of the Company with an aggregate fair market value on the exercise date equal to (i) the difference between the fair market value of the Common Stock on the date of exercise and the Grant Price, multiplied by (ii) the number of Grant Shares being exercised. The payment shall be made in the form of shares of the Common Stock (the “Payment Shares”), rounded down to the nearest whole number, subject to applicable income and employment tax withholding. Except as herein otherwise stated, the SAR, to the extent not theretofore exercised, shall terminate on the day immediately preceding the tenth (10th) anniversary of the Grant Date, except that the SAR may expire earlier as provided elsewhere in this Agreement and/or in the Plan. The number of shares subject to the SAR granted hereunder shall be adjusted as provided in the Plan.

3. This SAR shall be exercisable in all respects in accordance with the terms of the Plan, which are incorporated herein by this reference. Participant acknowledges having received and read a copy of the Plan.

4. Shares of Common Stock shall not be issued with respect to any SAR granted under the Plan, unless the exercise of that SAR and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of federal, state, local and foreign laws.

5. Vesting. Participant shall have the right to exercise the SAR in accordance with the following schedule:

(a)	The SAR may not be exercised in whole or in part at any time prior to the first anniversary of the Grant Date.

(b)	Participant may exercise the SAR as to [ ] of the Grant Shares on the first anniversary of the Grant Date and an additional [ ] at each of the subsequent [ ] anniversaries thereof.

(c)	The right to exercise the SAR shall be cumulative. Participant may exercise all, or from time to time any part, of the maximum number of Grant Shares which are exercisable under this SAR, but in no case may Participant exercise the SAR with regard to a fraction of a Grant Share, or for any Grant Share for which the SAR is not exercisable.

6. Withholding Taxes. All SARs are subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, local or foreign laws is necessary or desirable as a condition of, or in connection with, the grant, vesting or exercise of a SAR or the delivery or purchase of shares pursuant thereto, then such action shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. Such withholding liabilities shall be satisfied by reducing the number of whole shares that would otherwise be payable to Participant on exercise of a SAR by an amount equal in value to the withholding liability, unless at the Company’s sole and complete discretion, the Company determines to require or accept cash from Participant.

7. Termination as a Service Provider other than by Death or Disability. If the Participant ceases to be an employee, consultant or non-employee director of the Company or any Affiliate (used herein as defined in the Plan) (collectively referred to as “Service Provider”) for any reason other than his or her death or disability, the SAR may be exercised, to the extent it had vested at the time Participant ceases to be a Service Provider of the Company, at any time within three (3) months after his or her termination of continuous status as Service Provider, but not beyond the otherwise applicable term of the SAR.

For purposes of this Section 7, the employment relationship shall be treated as continuing intact while the Participant is an active employee of the Company or any subsidiary, or other bona fide leave of absence to be determined in the sole discretion of the Plan Administrators.

8. Disability of Participant. If the Participant ceases to be a Service Provider of the Company due to becoming totally and permanently disabled within the meaning of Section 22(e)(3) of the Code, as determined by the Plan Administrators in their sole discretion, the SAR may be exercised, to the extent it had vested at the time of termination of continuous status as Service Provider of the Company and subject to the Plan, at any time within one year after the Participant’s termination as a Service Provider, but not beyond the otherwise applicable term of the SAR.

9. Death of Participant. If the Participant dies while a Service Provider, or after ceasing to be a Service Provider but during the period while he or she could have exercised the SAR, the SAR may be exercised, to the extent it had vested at the time of death and subject to the Plan, at any time within one year after the Participant’s death, by the executors or administrators of his or her estate or by any person or persons who acquire the SAR by will or the laws of descent and distribution, but not beyond the otherwise applicable term of the SAR.

10. Rights as a Shareholder. The Participant, or a transferee of the Participant, shall have no rights as a shareholder of the Company with respect to any Payment Share for which his or her SAR is exercisable until the date of the issuance of such Payment Share. No adjustment shall be made for dividends, ordinary or extraordinary (whether in currency, securities, or other property), distributions, or other rights for which the record date is prior to the date such stock is issued.

11. Modification, Extension, and Renewal of SAR. Within the limitations of the Plan, the Plan Administrator may modify, extend or renew the SAR or accept the cancellation of the SAR for the granting of a new SAR in substitution therefor. Notwithstanding the preceding sentence, no modification of the SAR shall, without the consent of the Participant, alter or impair any rights or obligations under the SAR.

12. Nontransferability. This SAR may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution.

13. Acknowledgements. Participant acknowledges receipt of and understands and agrees to the terms of this SAR Agreement and the Plan. In addition to the above terms, Participant understands and agrees to the following:

(a)	Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the completion of the vesting period. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(b)	Participant acknowledges that as of the date of this Agreement, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of shares of Common Stock underlying the SAR and supersedes all prior oral and written agreements pertaining to the SAR.

(d)	Participant understands that the Company has reserved the right to amend or terminate the Plan at any time, and that the award of this SAR under the Plan at one time does not in any way obligate the Company or its subsidiaries to grant additional SARs in any future year or in any given amount. Participant acknowledges and understands that Participant’s participation in the Plan is voluntary and that this SAR and any future SARs under the Plan are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, other than to the extent required by local law.

14. No Right to Continued Employment. Neither this SAR nor any terms contained in this Agreement shall confer upon Participant any expressed or implied right to be retained in the service of the Company or any of its subsidiaries for any period at all, nor restrict in any way the right of the Company or any such subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause. Participant acknowledges and agrees that any right to receive delivery of shares of Common Stock is earned only by continuing as an employee of the Company or its subsidiary at the will of Company or such subsidiary, or satisfaction of any other applicable terms and conditions contained in this Agreement and the Plan, and not through the act of being hired, being granted this SAR or acquiring shares of Common Stock hereunder.

15. Compliance with Laws, Regulations and Plan Rules. The award of this SAR to Participant and the obligation of the Company to deliver shares of Common Stock hereunder and the sale or the disposition of the Payment Shares received pursuant to the exercise of such SAR shall be subject to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange. Exercise of the SAR shall be conditioned on the Participant’s compliance with procedures established from time to time by the Plan Administrators for exercise, including but not limited to submission of such forms and documents as the Plan Administrators may require.

16. Definitions. All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail.

17. Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Plan, and, if to Participant, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Participant at his or her last known address as set forth in the Company’s records.

18. Severability. If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

19. This Agreement and this SAR shall be governed by the laws of the State of California, and any dispute arising out of or in connection with the same shall be submitted to binding arbitration in Los Angeles, California before a single arbitrator in accordance with the rules of arbitration of the American Arbitration Association.

IN WITNESS WHEREOF, each of the parties hereto has executed this SAR Agreement, in the case of the Company by its duly authorized officer, as of the date of acceptance.

Participant	Min J. Kim

By:
(Signature)

Its:
(Name)